EXHIBIT 99.1

[Encore Wire Corporation Logo Omitted]

Encore Wire Corporation	PRESS RELEASE	March 21, 2005
1410 Millwood Road
McKinney, Texas 75069	Contact:	Frank J. Bilban
972-562-9473		Vice President & CFO

For Immediate Release

ENCORE WIRE ANNOUNCES NEW EXPANSION, PLANS TO ENTER MC CABLE
MARKET

MCKINNEY, TX — Encore Wire Corporation (NASDAQ/NMS: WIRE) today announced plans to enter the MC (armored cable) market. A new 150,000 square foot manufacturing plant will be constructed at the McKinney facility to house production of the new product line. The Company forecasts expenditures of $25 to $27 million for the plant and new equipment. Development is currently underway with completion and start-up scheduled for Q2 or Q3 of 2006.

Daniel Jones, President and COO of the Company stated, “This new product line is a natural extension of our existing building wire business. We decided to go forward at this time as a result of increasing demand for MC cable from our existing customers and the growing demand for the product in commercial construction. MC cable offers substantial savings over conventional conduit and wire installations and is being specified on more electrical installations. Sales of this product line will be handled by our existing sales representatives to our existing customer base. We are excited at the prospect of offering our valued customers this new product line and feel it will add substantially to our revenues.”

Encore Wire Corporation manufactures a broad range of electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings.

The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.